Exhibit 99.1

Cubist Pharmaceuticals 3Q10 Total Net Revenues Up 13% to $162.1 Million

GAAP Basic and Diluted Net Income of $0.53 and $0.50 Per Share

Lexington, Mass., October 14, 2010 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced results for the third quarter ended September 30, 2010.

Third Quarter 2010 Highlights:

Cubist’s total net revenues for the third quarter of 2010 increased 13% to $162.1 million from $143.5 million in the third quarter of 2009. This increase was attributable primarily to Cubist’s net sales of CUBICIN® (daptomycin for injection) in the United States, which increased 12% to $154.5 million in the third quarter of 2010 from $137.7 million in the third quarter of 2009. Cubist’s net product revenues from international sales of CUBICIN for the third quarter of 2010 were $6.0 million, an increase of 53% over the third quarter of 2009.

Net income for the third quarter of 2010 on a GAAP basis was $31.2 million, or $0.53 and $0.50 per basic and diluted share, respectively, as compared to $25.4 million, or $0.44 and $0.42 per basic and diluted share, respectively, for the third quarter of 2009.

As of September 30, 2010, Cubist had $605.1 million in cash, cash equivalents and investments. The total number of Cubist’s common shares outstanding as of September 30, 2010, was 59,145,736.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a class of anti-infectives called lipopeptides. The Cubist clinical product pipeline currently consists of a Phase 2 program focused on the development of a novel cephalosporin to address certain serious infections caused by multi-drug resistant (MDR) Gram-negative organisms; and a Phase 2 program for the treatment of CDAD (Clostridium difficile-associated diarrhea). Cubist is also working on several pre-clinical programs being developed to address areas of significant medical needs. These include an anti-infective program for the treatment of respiratory syncytial virus (RSV) in children, therapies to treat various serious bacterial infections, and agents to treat acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

Contacts:

Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com

Tables Follow

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CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(in thousands)

	September 30,	December 31,
	2010	2009

ASSETS
Cash, cash equivalents and investments	$605,107	$496,163
Accounts receivable, net	61,304	57,827
Inventory	25,590	25,497
Property and equipment, net	75,202	68,382
Deferred tax assets, net	4,880	33,387
In-process research and development	194,000	194,000
Other assets	130,493	102,419

Total assets	$1,096,576	$977,675

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$82,629	$104,131
Deferred tax liabilities, net	41,125	31,205
Deferred revenue	23,846	20,891
Contingent consideration	85,389	101,600
Debt and other long-term liabilities, net	265,427	249,205
Total liabilities	498,416	507,032

Total stockholders’ equity	598,160	470,643

Total liabilities and stockholders’ equity	$1,096,576	$977,675

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

(in thousands, except share and per share data)

	Three months ended				Nine months ended
	September 30,				September 30,
	2010		2009		2010		2009

Revenues:
U.S. product revenues, net	$154,486		$137,660		$444,744		$376,180
International product revenues	6,009		3,928		18,983		8,877
Service revenues	—		1,500		8,500		9,050
Other revenues	1,556		446		2,426		1,316
Total revenues, net	162,051		143,534		474,653		395,423

Costs and expenses:
Cost of product revenues	37,000		30,771		105,178		83,329
Research and development	36,955		35,527		115,984		118,440
Contingent consideration	1,094		—		3,789		—
Sales and marketing	20,587		18,883		63,466		60,020
General and administrative	14,284		12,857		43,037		36,446
Total costs and expenses	109,920		98,038		331,454		298,235

Operating income	52,131		45,496		143,199		97,188

Other income (expense), net	(678)		(4,170)		(11,379)		(12,492)

Income before income taxes	51,453		41,326		131,820		84,696

Provision for income taxes	20,225		15,947		52,045		27,765

Net income	$31,228		$25,379		$79,775		$56,931

Basic net income per common share	$0.53		$0.44		$1.36		$0.99
Diluted net income per common share	$0.50	(1)	$0.42	(1)	$1.29	(1)	$0.98	(1)

Shares used in calculating:
Basic net income per common share	59,047,880		57,842,403		58,621,263		57,673,057
Diluted net income per common share	69,780,060		68,534,597		69,312,849		68,322,580

(1) Includes add back of interest expense, debt issuance costs and debt discount on 2.25% notes to income, net of tax effect